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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): October 27, 1999



                              DELTA AIR LINES, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



          Delaware                  1-5424                 58-0218548
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(State or other jurisdiction     (Commission             (IRS Employer
     of incorporation)           File Number)         Identification No.)



        Hartsfield Atlanta International Airport, Atlanta, Georgia 30320
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                    (Address of principal executive offices)



       Registrant's telephone number, including area code: (404) 715-2600
                                                           --------------


                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)


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ITEM 5.  OTHER EVENTS


TRANSACTIONS WITH priceline.com INCORPORATED

         During August 1998, Delta Air Lines, Inc. ("Delta") entered into an agreement with priceline.com Incorporated ("priceline") under which ticket inventory provided by Delta is sold through priceline's Internet-based e-commerce system. As part of that agreement, Delta received a warrant to purchase up to 18.6 million shares of priceline common stock for $0.93 per share. The warrant became exercisable in full on July 25, 1999. On August 17, 1999, Delta partially exercised the warrant and acquired 1.8 million shares of priceline common stock. Delta immediately resold those shares in a registered public offering for $67 per share, resulting in a pre-tax gain of $115 million. In connection with this sale, Delta agreed with the managing underwriter of the public offering to a lock-up restricting Delta's right to make further sales of priceline common stock until February 7, 2000.

         On November 12, 1999, Delta and priceline amended the terms of the warrant to allow a "cashless exercise" of the warrant. On the same date, Delta exercised the warrant with respect to the remaining 16.8 million shares of priceline common stock in a "cashless exercise" (i.e., Delta paid the exercise price by surrendering approximately 300,000 shares of priceline common stock it was entitled to acquire upon exercise). As a result of that exercise, Delta acquired 16.5 million shares of priceline common stock.

         On November 16, 1999, Delta was released from the lock-up with respect to 2.1 million shares of priceline common stock. On the same date, Delta entered into an agreement to sell 2.1 million shares of priceline common stock in a private transaction to Jay S. Walker, priceline's founder and Vice Chairman. The sale price is $59.93 per share (the closing price of priceline common stock on November 15, 1999), or an aggregate sale price of $125 million.

         On November 17, 1999, Delta and priceline entered into a master agreement that had the following effects, among others:

(1) Delta and priceline amended their business agreement to permit American Airlines, United Airlines, USAirways and certain foreign air carriers to become participating air carriers in priceline;

(2) Delta was released from the lock-up with respect to an additional 8.4 million shares of priceline common stock;

(3) Delta received the right to exchange 6 million shares of priceline common stock for 6 million shares of newly issued priceline convertible preferred stock. The convertible preferred stock would (a) have a par value of $59.93 per share; (b) be convertible into shares of priceline common stock on a one-for-one basis; (c) bear a dividend of 8% per annum, payable-in-kind; (d) be subject to mandatory redemption on the tenth anniversary of the date of issuance; and (e) be callable by priceline at its par value after three years; and


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(4)      Priceline issued to Delta a new warrant to acquire 5.5 million shares of priceline common stock for $56.625 per share. The warrant may become exercisable in phases between March 16, 2000 and December 31, 2000 if certain conditions are met and, to the extent the warrant becomes exercisable because these conditions are met, the warrant will expire on November 17, 2004. To the extent the conditions are not met, the warrant will become exercisable on November 17, 2004 for a period of six months.

         Delta will recognize income on the new warrant based on its fair value. The convertible preferred stock, the new warrant and the shares of priceline common stock underlying each of these securities are not registered under the Securities Act of 1933. Delta has certain demand and piggyback registration rights with respect to the shares of common stock underlying both the convertible preferred stock and the warrant.

         Between November 18, 1999 and November 26, 1999, Delta sold 5.1 million shares of priceline common stock for a total sale price of $335.1 million.

         For additional information on these subjects, see the third and fourth amendments to Delta's Schedule 13D relating to priceline which Delta filed with the Securities and Exchange Commission on November 17 and 18, 1999, respectively.


ACQUISITION OF COMAIR HOLDINGS, INC.

         On October 17, 1999, Delta, Kentucky Sub, Inc., an indirect wholly owned subsidiary of Delta ("Kentucky Sub"), and Comair Holdings, Inc. ("Comair") entered into an agreement and plan of merger ("Merger Agreement") providing for the merger of Kentucky Sub into Comair. Comair is a holding company whose principal asset is its 100% ownership of Comair, Inc., a certificated regional jet carrier and a participant in the Delta Connection program. Prior to entering into the Merger Agreement, Delta beneficially owned approximately 22% of Comair's outstanding common stock.

         Pursuant to the Merger Agreement, Kentucky Sub began a tender offer on October 22, 1999 to purchase all the outstanding shares of Comair's common stock (other than shares already beneficially owned by Delta) at a price of $23.50 per share in cash. As a result of the tender offer, which expired at midnight on November 19, 1999, Kentucky Sub purchased approximately 65 million shares of Comair's common stock (representing about 87% of the outstanding shares not already beneficially owned by Delta prior to the beginning of the tender offer). This purchase increased Delta's beneficial ownership of Comair's outstanding common stock to approximately 90%.

         The Merger Agreement provides that Kentucky Sub will merge into Comair as soon as practicable after the purchase of shares under the tender offer and the satisfaction of certain conditions. At the effective time of the merger (the date of which has not yet been determined), each outstanding share of Comair's common stock (other than shares held in the treasury of Comair, shares already beneficially owned by Delta or shares for which dissenters' rights have been timely exercised) will be converted into the right to receive $23.50 in cash. When the merger becomes effective, Kentucky Sub will cease to exist and Comair and Comair, Inc. will become indirect, wholly owned subsidiaries of Delta.

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         On November 22, 1999, Delta entered into a $1.9 billion senior, unsecured term loan facility with The Chase Manhattan Bank and a group of banks to finance the tender offer and the merger. The principal terms of the term loan facility, including the covenants and events of default, are substantially similar to those contained in Delta's 1997 Bank Credit Agreement (See Note 5 of the Notes to the Consolidated Financial Statements (pages 46-48) in Delta's 1999 Annual Report to Shareowners).

         All borrowings under the term loan facility will mature on November 22, 2001. The interest rate under this facility is, at Delta's option, the alternate base rate or the Eurodollar rate, in either case plus a margin that varies between 0% and 1% for alternate base rate borrowings and between 0.75% and 2.00% for Eurodollar borrowings, depending on Delta's long-term senior unsecured debt ratings (as established from time to time by Standard & Poor's Ratings Services and Moody's Investors Service, Inc.). If Delta's long-term senior unsecured debt is rated below investment grade, Delta will be required to maintain as of the last day of each fiscal quarter a ratio (determined on a rolling four-quarter basis) of (1) Consolidated EBITDA (as defined) plus Consolidated Aircraft Rentals (as defined) to (2) Consolidated Interest Expense (as defined) plus Consolidated Aircraft Rentals, of not less than 1.5 to 1.

         On November 23, 1999, Delta borrowed $1.6 billion under the term loan facility to fund the purchase of shares in the tender offer. Delta subsequently reduced the remaining commitment under the term loan facility from $300 million to $200 million. Delta may borrow the additional $200 million under the term loan facility in connection with the merger. Delta may prepay the term loan facility in whole or in part at any time.

B-777 AND B-767-400 PILOT NEGOTIATIONS

         In September 1999, Delta and the Negotiating Committee of the Air Line Pilots Association, International ("ALPA") reached a tentative agreement that, among other things, sets pilot pay rates and work rules for B-777 and B-767-400 aircraft, subject to the approval of the ALPA Delta Master Executive Council ("MEC") and ratification by Delta pilots. The MEC approved the tentative agreement in September 1999. On November 29, 1999, ALPA announced that Delta pilots had ratified the new agreement. Delta and The Boeing Company are discussing delivery dates for the previously deferred B-777 aircraft.

OTHER MATTERS

         On October 27, 1999, a purported class action lawsuit was filed on behalf of travel agents in North Carolina in the Superior Court of Hanover County, North Carolina, against various airlines, including Delta. The lawsuit alleges that, by reducing commissions paid to travel agents in North Carolina, the defendants have (1) tortiously interfered with the prospective contractual relationship between travel agents and their customers; (2) engaged in unfair competition; (3) entered into a conspiracy in restraint of trade; (4) monopolized or attempted to monopolize the sale of airline tickets; and (5) breached a fiduciary duty owed to travel agents. The plaintiff, who has requested a jury trial, seeks to enjoin the defendants from committing unlawful acts, and to recover unspecified treble damages, punitive damages, attorneys' fees and costs. Delta believes this lawsuit is without merit and intends to defend this matter vigorously.

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                                    SIGNATURE



         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                DELTA AIR LINES, INC.


                                            BY: /s/ Edward H. Bastian
                                                -------------------------------
                                                Edward H. Bastian
                                                Vice President and Controller




Date:    November 30, 1999









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